Exhibit 99.2
Proxy Solicited By Telenor ASA
Re: Annual General Meeting of Open Joint Stock Company
“Vimpel-Communications” to be held on June 9, 2008
CUSIP: # 68370R109 (US ISIN: US68370R1095)
Instructions to The Bank of New York, as Depositary
(Must be received prior to 5:00 p.m. EST on June 2, 2008)
The undersigned Owner and Holder of American Depositary Receipts hereby requests and instructs The Bank of New York, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of Common Shares or other Deposited Securities represented by the American Depositary Shares evidenced by such Receipt of Open Joint Stock Company “Vimpel-Communications” held in the name of the undersigned on the books of the Depositary as of the close of business on April 30, 2008 at the Annual General Shareholders Meeting of Open Joint Stock Company “Vimpel-Communications” to be held on June 9, 2008 in Russia, and at any adjournment or postponement thereof, in respect to the resolutions specified below.
If no instructions are received by The Bank of New York, as Depositary, from any owner with respect to any of the deposited securities represented by the American Depositary Shares evidenced by such owner’s receipts on or before 5:00 P.M. EST on June 2, 2008, then the Depositary shall not vote, or attempt to exercise the right to vote, that attaches to, or give a consent or proxy with respect to, the shares or other Deposited Securities other than in accordance with such instructions.
This proxy revokes all prior proxies and all prior instructions to The Bank of New York as Depositary given by the undersigned.
Resolutions

		FOR	AGAINST	ABSTAIN
1.	Approval of the 2007 VimpelCom Annual Report prepared in accordance with Russian law	☐	☐	☐

2.	Approval of VimpelCom’s unconsolidated accounting statements, including Profit and Loss Statement for 2007 (prepared in accordance with Russian statutory accounting principles)	☐	☐	☐

3.	Allocation of profits and losses resulting from 2007 financial year operations including adoption of the decision (declaration) on payment of dividends on the financial year results	☐	☐	☐

4.	COMPLETE VOTING FOR DIRECTORS ON OTHER SIDE

5.	Election of the Audit Commission	☐	☐	☐

6.	Approval of External Auditors	☐	☐	☐

7.	Approval of a change in the compensation of the Members of the Board of Directors	☐	☐	☐

8.	Approval of the reorganization of VimpelCom through the statutory merger of certain of its subsidiaries into VimpelCom and of the Merger Agreements	☐	☐	☐

9.	Approval of the amendments to the Charter of VimpelCom	☐	☐	☐
ELECTION OF DIRECTORS – ITEM 4
Under cumulative voting, you are entitled to cast 9 votes for every ADR you own since 9 director seats are up for election. In order to ensure that as many independent nominees as possible are elected to the Board, Telenor is soliciting votes only for nominees Jo Lunder and Hans Peter Kohlhammer. You can cast all your votes for only one of these nominees or in any proportion for both nominees. Please write in the number of votes you wish to cast for each nominee in the box below. The sum of the votes cast for the nominees cannot exceed the number of ADRs multiplied by 9 or your instruction on this item may be rendered null and void.
TO CUMULATE YOUR VOTES (MULTIPLY ADRs OWNED x 9) AND DISTRIBUTE AMONG
YOUR SELECTED NOMINEES, ENTER THE AMOUNTS IN THE BOXES TO THE RIGHT OF THE
NOMINEE’S NAME BELOW.

Name of Candidate	# of Votes Cast
Jo Lunder
Hans Peter Kohlhammer

SUM OF VOTES CAST:

PLEASE SIGN, DATE AND RETURN THIS VOTING INSTRUCTION IN THE POSTAGE PAID AND ADDRESSED ENVELOPE PROVIDED AS SOON AS POSSIBLE TO ENSURE YOUR VOTE IS RECEIVED BEFORE THE VOTING CUT-OFF, JUNE 2, 2008, 5:00 PM EST. The Voting Instruction must be signed by the person in whose name the ADR is registered on the books of the Depositary. In the case of a corporation, the Voting Instruction must be signed by a duly authorized Officer or Attorney.

Date

Share Owner Sign Here

Co-Owner Sign Here